EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post Effective Amendment No.1 to this Registration Statement on Form S-3 of our report dated November 6, 2008, relating to the financial statements of the BGS Smartcard Systems Aktiengesellschaft for the year ended 31 December 2007, appearing in the Current Report on Form 8-K/A of Net 1 U.E.P.S. Technologies Inc dated November 6, 2008, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte Audit Wirtschaftsprüfungs GmbH (AT)

Deloitte Audit Wirtschaftsprüfungs GmbH (AT)

Independent Auditor

Vienna, Austria

August 27, 2009